Exhibit 99.1

AlTi Tiedemann Global Announces Promotion of COO, Kevin Moran to President

NEW YORK, NY, DATE 2024 – AlTi Global, Inc. (NASDAQ: ALTI), a leading independent global wealth and alternatives manager with over $70 billion in combined assets, announces an update on its leadership team structure. This is intended to optimize AlTi’s management structure to ensure the business is best placed to capitalize on the compelling growth opportunity ahead, in particular following the recently announced strategic investment of up to $450 million from Allianz X and Constellation Wealth Capital.

Chief Operating Officer, Kevin Moran is promoted to the role of President with immediate effect, reporting to CEO, Michael Tiedemann. Kevin will oversee AlTi’s Wealth Management and Strategic Alternatives businesses while retaining his COO role.

Prior to the merger that created AlTi, Kevin was Chief Operating Officer at Tiedemann Advisors, LLC, where he worked for close to 15 years. Prior to that, he held positions at FRM Americas LLC, most recently as Chief Compliance Officer and Associate General Counsel.

Michael Tiedemann, CEO of AlTi, commented:

“I am thrilled to announce this change to optimize AlTi’s management structure at a time of tremendous growth and opportunity for the firm. I extend huge thanks to Kevin for his leadership to date. This change allows me to dedicate more of my time to strategic external matters and I look forward to continuing to work with Kevin on AlTi’s exciting future.”

About AlTi

AlTi is a leading independent global wealth and alternatives manager providing entrepreneurs, multi-generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. The firm currently manages or advises on over $70 billion in combined assets and has an expansive network with approximately 480 professionals across three continents. For more information, please visit us at www.alti-global.com.

Contacts

Investor Relations:

Lily Arteaga, Head of Investor Relations

investor@alti-global.com

Media Relations:

Alex Jorgensen, pro-alti@prosek.com